Exhibit 10.6(a)
SEVERANCE AGREEMENT
          This Severance Agreement (this “Agreement”) is made and entered into this 2nd day of October, 2006 (the “Effective Date”), by and between CBS Personnel Holdings, Inc., a Delaware corporation (“CBS”), and Lesa J. Francis (“Executive”). Each of Executive and CBS are sometimes referred to herein as a “Party” and collectively as the “Parties.”
BACKGROUND
          Executive and CBS have been engaged in and wish to continue an “at-will” employment relationship. The Parties are entering into this Agreement to provide Executive with certain security and benefits in her continuing employment, and to provide CBS, its subsidiaries and affiliates with certain covenants from Executive to protect the business interests of CBS and its subsidiaries and affiliates during Executive’s continuing employment. Nothing contained herein should be construed as a modification of the “at-will” nature of Executive’s employment with CBS.
AGREEMENT
          In consideration of the mutual promises and consideration stated herein, the sufficiency of which is hereby acknowledged, CBS and Executive agree as follows:
1. Employment
          Executive agrees to continue her employment with CBS and CBS agrees to continue to employ Executive, all subject to the terms and conditions set forth herein.
2. Termination of Employment
          Executive’s employment with CBS may be terminated at any time and for any reason with or without notice by CBS or by Executive. Except as otherwise expressly provided in this Agreement or as otherwise required by applicable law, upon termination of Executive’s employment with CBS, Executive will have no obligation or duty to further serve CBS in any capacity, nor will CBS or its subsidiaries or affiliates be under any obligation to make any further payments or provide any further benefits to Executive.
3. Termination Payments
          Upon the termination of Executive’s employment, Executive will resign all positions of any kind held with CBS or its subsidiaries or affiliates. Upon the termination of Executive’s employment, CBS will be obligated to provide Executive only with such compensation as expressly provided in this paragraph 3, and only upon the execution and delivery by Executive of a release and waiver of all claims Executive may have against CBS, its subsidiaries, affiliates, representatives and other related parties, in form and substance satisfactory to CBS.

          a. Termination for Cause.
(i) If CBS terminates Executive’s employment hereunder for “Cause” then no further compensation shall be paid to Executive after the date of termination.
(ii) For purposes of this Agreement, “Cause” shall be defined as any of the following:
     (1) Executive’s breach of this Agreement;
     (2) Executive’s failure to adhere to any written policy of CBS or its subsidiaries or affiliates in any material respect;
     (3) Executive’s failure (as determined in good faith by the President or Board of Directors of CBS and after 90 days following written warning notice from the Board or President specifying such material violation and Executive’s failure to cure or remedy such material violation within such 90 day period) to effectively perform the duties assigned to Executive by CBS in any material respect;
     (4) the appropriation (or attempted appropriation) of a material business opportunity of CBS or its subsidiaries or affiliates, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of CBS or its subsidiaries or affiliates;
     (5) the misappropriation (or attempted misappropriation) of any funds or property of CBS or its subsidiaries or affiliates or the commission by Executive of any act of fraud against CBS or its subsidiaries or affiliates;
     (6) the conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime involving moral turpitude; or
     (7) the violation by Executive of the Confidentiality Agreement (as defined in paragraph 4 hereof) or the unauthorized use by Executive of the trade secrets or confidential information of CBS or its subsidiaries or affiliates.
(iii) For purposes of this paragraph 3(a) the “date of termination” shall be the later of: (A) the date CBS provides Executive with notice of termination of her employment, or (B) the last date Executive provides services on behalf of CBS, as set forth in the notice of termination provided to Executive by CBS. CBS is not required to give prior notice to Executive of termination for Cause.
          b. Resignation by Executive. If Executive resigns or retires at any time for any reason other than that provided in paragraph 3(c) or 3(d) below, no further compensation shall be paid to

Executive after the date of termination; provided, however, Executive shall be entitled to receive from CBS, subject to any deduction and withholding required by applicable law, any base salary that was fully earned by Executive prior to the date of termination. For purposes of this paragraph 3(b) the “date of termination” shall be the later of (A) the date Executive provides CBS with notice of termination of her employment, or (B) the last date Executive provides services on behalf of CBS, as agreed to in writing by Executive and CBS.
          c. Death of Executive. Executive’s employment with CBS automatically terminates upon the death of Executive. In that event, no further compensation shall be paid to Executive after the date of termination; provided, however, Executive (or her heirs, estate or personal representative, as the case may be) shall be entitled to receive from CBS, subject to any deduction and withholding required by applicable law, any base salary that was fully earned by Executive prior to the date of termination.
          d. Disability of Executive. If Executive’s employment with CBS terminates by reason of Executive’s disability, as determined under any of CBS’s disability plans then applicable to Executive, Executive will be paid in accordance with any disability plans or policies of CBS in existence on the date of termination and applicable to Executive.
          e. Termination Without Cause.
(i) If CBS terminates Executive’s employment for any reason other than Cause, disability or death, then Executive shall be entitled to receive from CBS, subject to any deduction and withholding required by applicable law:
     (A) any base salary that was fully earned by Executive prior to the date of termination; and
     (B) for a period of twelve (12) consecutive months following the date of termination (the “Severance Period”), continuation of base salary, payable according to the normal payroll schedule and practices of CBS.
(ii) Any payments to Executive under this paragraph 3(e) are contingent upon Executive’s continuing compliance with the Confidentiality Agreement (as defined in paragraph 4 of this Agreement).
(iii) For purposes of this paragraph 3(e) the “date of termination” shall be the later of: (A) the date CBS provides Executive with notice of termination of her employment, or (B) the last date Executive provides services on behalf of CBS, as set forth in the notice of termination provided to Executive by CBS.
(iv) CBS agrees that during the Severance Period, it will voluntarily fund the portion of Executive’s COBRA premium that exceeds the dollar amount that Executive was required to contribute towards health benefits as an employee of CBS immediately prior to termination.
          f. Change in Control. If on the date of a Change of Control acquiring company does not offer to employ Executive in any capacity, at a base pay equal to or greater than in effect at the time of Change of Control, or requires Executive to relocate from his or her city of residence, CBS will pay the Executive in accordance with 3e., Termination Without Cause.
4. Executive’s Covenants Protecting CBS’ Business Resources
          On October ____, 2006, Executive and CBS entered into that certain Agreement on Confidentiality and Non-Competition, a copy of which is attached hereto as Exhibit A and incorporated herein by reference (the “Confidentiality Agreement”). The Parties hereby reaffirm and ratify all aspects of the Confidentiality Agreement. The covenants in the Confidentiality Agreement will survive the termination of this Agreement.
5. Miscellaneous
          a. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of (i) CBS and its successors and assigns and (ii) Executive and Executive’s heirs and personal representatives. This Agreement is not assignable by Executive.
          b. Notices. All notices, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given if personally delivered or delivered via telecopy, overnight delivery, or prepaid certified or registered U.S. Mail, return receipt requested, to the following addresses or to such other address as either Party may designate by like notice.

If CBS, to:	Frederick L. Kohnke, President 435 Elm Street Suite 300 Cincinnati, Ohio 45202

With a copy to:	Carrie Ryan, Esq. Squire, Sanders & Dempsey L.L.P. 312 Walnut Street, Suite 3500 Cincinnati, OH 45202

If to Executive, to:	Lesa J. Francis 1581 Asheforde Drive Marietta, GA. 30068
          c. Entire Agreement; Modification. This Agreement and the Confidentiality Agreement contain the entire agreement of the Parties about the subjects contained herein and therein, and replace all prior contemporaneous oral or written agreements, understandings, statements, representations and promises by either Party. No supplement, modification, or amendment to this Agreement will be effective and binding unless the same is contained in a writing accepted and duly executed by the Parties.
          d. Paragraph Headings. The paragraph headings used in this Agreement are included solely for convenience and will not affect, or be used in connection with, the interpretation of this Agreement.

          e. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.
          f. Governing Law. This Agreement will, except to the extent that federal law will be deemed to apply, be governed by and construed and enforced in accordance with the laws of Ohio.
          g. Arbitration of Certain Disputes. Any dispute between the Parties arising out of this Agreement, including but not limited to any dispute regarding any aspect of this Agreement, its formation, validity, interpretation, effect, performance or breach, or the Executive’s employment (“Arbitrable Dispute”) shall be submitted to arbitration in Cincinnati, Ohio, before an experienced employment arbitrator who is either licensed to practice law in Ohio, or is a retired judge. The Parties agree to make a good faith effort to select a mutually agreeable arbitrator. However, if the Parties are unable to reach agreement on an arbitrator, one will be selected pursuant to the Employment Dispute Resolution Rules of the American Arbitration Association or any successor rules thereto. The arbitration shall be conducted in accordance with the Employment Dispute Resolution Rules or any successor rules. The arbitrator in an Arbitrable Dispute shall not have authority to modify or change this Agreement in any respect. The prevailing Party in any such arbitration shall be awarded its costs, expenses, and reasonable attorneys’ fees incurred in connection with the arbitration. The Executive and CBS shall each be responsible for payment of one-half the amount of the arbitrator’s fee(s). The arbitrator’s decision and/or award will be fully enforceable and subject to an entry of judgment by any court of competent jurisdiction.
          h. Jurisdiction and Venue in Judicial Proceedings. Any judicial action (not otherwise subject to arbitration under paragraph 5(g) above) and arising under this Agreement, and not otherwise prohibited by this Agreement, will be instituted only in state and/or federal courts located in Cincinnati, Ohio. The Parties hereby expressly consent to the jurisdiction of and waive any objection to venue in such courts.
          i. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first hereinabove written.

CBS PERSONNEL HOLDINGS, INC.
By:	/s/ Suzanne Perry

	Its:	VP HR

/s/ Lesa J. Francis
Lesa J. Francis

Exhibit A
Agreement on Confidentiality and Non-Solicitation